UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/16/2014

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 16, 2014, Assurant, Inc. (the "Company") entered into a five-year unsecured $400 million revolving credit agreement (the "Credit Agreement") with certain lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as syndication agent. The Credit Agreement replaces the Company's prior four-year $350 million revolving credit facility, entered into on September 21, 2011, as previously disclosed in a Current Report on Form 8-K filed September 27, 2011. The prior revolving credit facility was scheduled to expire in September 2015, but terminated upon the effectiveness of the Credit Agreement.

   The Credit Agreement, which expires in September 2019, provides for revolving loans and the issuance of multi-bank, syndicated letters of credit and/or letters of credit from a sole issuing bank in an aggregate amount of $400 million. The proceeds of these loans and the letters of credit issued under the Credit Agreement may be used to backstop the Company's commercial paper program and for other general corporate purposes of the Company and its subsidiaries. The Company may increase the total amount available under the Credit Agreement to $525 million subject to certain conditions.

   The Credit Agreement contains customary affirmative, negative and financial covenants and customary events of default. The occurrence of an event of default may cause the unpaid principal and accrued interest and all other obligations under the Credit Agreement to become immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: September 18, 2014	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary